Exhibit 4.50

Certain confidential information contained in this document, market by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

OPAL PROJECT ASSET PURCHASE AND SALE AGREEMENT

This OPAL PROJECT ASSET PURCHASE AND SALE AGREEMENT, dated as of February 3, 2025, by and between 2519492 ALBERTA LIMITED, a corporation formed under the laws of the Federal laws of Canada, Canada (“Seller”), and BITDEER ENERGY INC., a corporation formed under the laws of Alberta (“Buyer”). Seller and Buyer shall each individually be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is developing a [***] MW natural gas fired power generation development project named “Opal” to be located in in the Province of Alberta, Canada, as described in Schedule 1.1 (the “Project”);

WHEREAS, Seller is the owner of one hundred percent (100%) of the Project Assets (as defined herein); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Project Assets on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated by reference herein, and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1.
DEFINITIONS AND CONSTRUCTION

1.1          Specific Definitions.

As used in this Agreement, the following terms shall have the meanings ascribed to them below: “Abandonment and Reclamation Obligations” means all past, present and future duties and obligations, whether arising under contract or Applicable Laws or otherwise, to:

(a)          abandon, close-in, decommission, dismantle and remove any and all structures, foundations, buildings, erections, pipelines, equipment and other facilities located on the surface and subsurface of the Leased Real Property or in which the structures, foundations, buildings, erections, pipelines, equipment and other applicable facilities referenced above in this clause (a) of this definition are or were located; and

(b)          restore, remediate and reclaim the surface and subsurface of the lands on or in which the structures, foundations, buildings, erections, pipelines, equipment and other applicable facilities referenced in clause (a) of this definition are or were located and any other lands which are or were used to gain access thereto, including the remediation, restoration and reclamation of any other surface and sub-surface lands affected by any Environmental damage, contamination or other Environmental issues emanating from or relating to the sites for any Project Assets, together with all associated Losses and Liabilities, all in accordance with generally accepted power practice in Alberta and in compliance with Applicable Laws.

“Affiliate” of a specified Person shall mean any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including, its correlative meaning “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of more than fifty percent (50%) of outstanding voting securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” means this Opal Project Asset Purchase and Sale Agreement, including all Exhibits and Schedules, as amended, restated, or otherwise modified from time to time.

“Ancillary Documents” shall mean the Assignment and Assumption Agreements and any additional closing transfers, assignments, conveyances, deliverables or documents necessary to record any transfer or assignment of the Project Assets from Seller to Buyer as contemplated by this Agreement or any of the foregoing documents.

“Anti-Corruption Laws” means: (a) the Corruption of Foreign Public Officials Act (Canada); (b) the Foreign Corrupt Practices Act of 1977 of the United States of America; (c) the Organization for Economic Co-operation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; and (d) such other anti-corruption or anti-bribery laws, regulations or requirements applicable to Seller or the Project.

“Anti-Money Laundering Laws” means the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority to which it is subject, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Applicable Law” shall mean all Canadian federal, provincial, local, county or municipal laws, including any common law, statutes, codes, acts, treaties, ordinances, Orders, judgements, decrees, writs injunctions, rules, regulations, Permits, directives, and requirements of all Governmental Authorities having jurisdiction over a Person, this Agreement, the Purchase and Sale, the Project or the Project Assets, as applicable.

“Arbitration Award” shall have the meaning given to it in Section 8.5.2(e).

“Arbitrator” shall have the meaning given to it in Section 8.5.2(a).

“Assignment and Assumption Agreement” shall mean the agreements to be entered into on the Closing Date between KEC and Buyer in respect of the assignment, assumption and novation of the Project Permits, all Contracts and the Project Real Property Leases, substantially in the form provided to Buyer in advance, in each case, as of the Effective Time.

“Assumed Liabilities” shall have the meaning given to it in Section 2.9.

“Business Day” shall mean any day of the year, other than a Saturday or Sunday, on which banks in Calgary, Alberta are open for commercial banking business during normal banking hours.

“Buyer” shall have the meaning given to it in the preamble to this Agreement.

“Buyer Indemnified Party” shall have the meaning given to it in Section 7.2.

“Buyer Limit of Liability” shall have the meaning given to it in Section 7.5.3.

“Closing” shall have the meaning given to it in Section 2.4.

“Closing Date” shall mean the date upon which the Closing occurs, or such other date as the Parties agree to in writing.

“Closing Escrow Agreement” means the tri-partite Closing Escrow Agreement between Seller, Buyer and KEC to be entered into as of the Closing Date.

“Confidentiality Agreement” shall have the meaning given to it in Section 8.3.

“Contract” means any agreement, contract, licence, undertaking, engagement or commitment of any nature related to the Project or the Project Assets, including any: (a) Project Real Property Lease; (b) unfilled purchase order; (c) forward commitment for supplies or materials entered into in the ordinary course; (d) restrictive agreement or negative covenant agreement; or (f) undertaking or commitment with any Governmental Authority.

“Decarbonization Collaboration Agreement” or “DCA” means the agreement to be entered into at Closing by and between the Buyer and the Seller, which outlines the terms and conditions under which the Parties agree to collaborate and make joint efforts to achieve the qualification for carbon tax exemption for the Project.

“Deposit” means C$[***] paid by Buyer or its Affiliate to Seller on December 10th, 2024.

“Development Permit” means development permit issued in the name of the Seller in respect of the Project.

“Dispute” shall have the meaning given to it in Section 8.5.1.

“Dispute Notice” shall have the meaning given to it in Section 8.5.1.

“Dollar” or “$” shall mean Canadian dollars.

“Effective Time” shall mean 12:01 a.m. (Calgary time) on the Closing Date.

“Environment” shall mean the components of the earth, alone or in combination, and includes soil, land surface or subsurface strata, surface waters, ground waters, stream sediments, ambient air, all layers of the atmosphere, plant and animal life, and any other natural resource.

“Environmental Laws” shall mean any Applicable Law designed to: (a) protect or relate in any way to the Environment, or human health or safety, including those relating to occupational health and safety, product safety, transportation of dangerous goods, or Hazardous Substances; (b) protect, minimize, prevent, remedy, remediate, or impose penalties for the consequences of actions that damage or threaten the Environment or human health or safety, including those relating to occupational health and safety, product safety, transportation of dangerous goods, or Hazardous Substances; or (c) protect, minimize, prevent, remedy, remediate or impose penalties for any adverse impacts or damage to the Environment or natural resources (including protection of species formally listed or designated under Applicable Law as threatened, endangered or species of special concern), and includes the Environmental Protection and Enhancement Act (Alberta) and the Environmental Protection Act (Canada), in each case as amended from time to time, and all Permits, guidelines and policies issued pursuant to such laws, agreements or statutory requirements.

“Environmental Liabilities” means all Losses and Liabilities arising on or after the Effective Time, whether arising under contract, tort based on negligence or strict liability, Applicable Laws (now or in the future) or otherwise, arising from or associated with:

(a)          any Abandonment and Reclamation Obligations;

(b)          any damage to, contamination of or other adverse situations pertaining to the Environment and/or Environmental damage or contamination to or of property (including with respect to any Release or other emission of any greenhouse gas or other substance that has directly or indirectly any effect on the Environment (where through climate, weather or otherwise)), howsoever and by whomsoever caused, and regardless of whether such damage, contamination or other adverse situations occur or arise in whole or in part prior to, on or subsequent to the Effective Time;

(c)          the presence, collection, accumulation, use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, Release or threatened Release, emission, discharge or disposal of Hazardous Substances;

(d)          compliance with or Liability under or the consequences of any non-compliance with, or violation or breach of, any Environmental Law;

(e)          sampling, monitoring or assessing the Environment or any potential impacts thereon from any past, present or future activities or operations;

(f)          Losses suffered by third parties as a result of any of the occurrences in paragraphs (a) through above, in each case, to the extent relating or arising by virtue of the Project Assets or the ownership or operation thereof, including by an operator, or any past, present or future operations and activities conducted in connection therewith or on or in respect of the lands upon which any of the Project Assets are or were located and any other lands which are or were used to gain access thereto.

“Environmental Reports” shall have the meaning given to it in Section 3.15.2.

“Fundamental Representations” means Seller’s representations and warranties in Sections 3.1 through 3.5, inclusive and Section 3.16.

“Governmental Authority” shall mean any: (a) federal, provincial, county, municipal or other local government and any political subdivision thereof; (b) any court or administrative tribunal; (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, department, agency, bureau or entity of competent jurisdiction; or (d) any non-governmental agency, tribunal, or entity that is vested by a governmental agency with applicable jurisdiction.

“GST” shall mean the Tax levied on the sales of goods and services under Part IX of the Excise Tax Act of Canada.

“Hazardous Substances” shall mean any hazardous materials, substances, wastes, pollutants, or contaminants, or words of similar import or regulatory effect that are regulated under Environmental Laws, including: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnification Claim” shall have the meaning given to it in Section 7.1.

“KEC” shall mean Kiwetinohk Energy Corp.

“Leased Real Property” shall mean the lands and premises which are leased, subleased, licensed to or otherwise occupied by Seller for the Project, or which Seller has an option or interest to lease, sublease, license or otherwise occupy for the Project, pursuant to the Project Real Property Leases.

“Liabilities” shall mean, with respect to a Person, any and all debts, liabilities and obligations, of any kind whatsoever, whether absolute, accrued, contingent, fixed, known or unknown, or whether due or to become due, including without limitation all Taxes.

“Lien” shall mean any mortgage, deed of trust, lien (choate or inchoate), pledge, charge, security interest, assessment, reservation, absolute assignment, collateral assignment, hypothecation, option, purchase right, defects in title, encroachment, restrictive covenant, option, right of first refusal, zoning or land use restriction or requirements, claim or other burden, encumbrance, or right of any kind that has the same or a similar effect to the granting of security or secures the payment or performance of an obligation.

“Limit of Liability” means the Seller Limit of Liability or the Buyer Limit of Liability, as the context so requires.

“Losses” shall mean any and all losses, Liabilities, claims, damages (including any governmental penalty or punitive damages), deficiencies, actions, interest, costs and expenses, including reasonable attorneys’ fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or Proceeding arising from or resulting from this Agreement.

“Material Adverse Change” means any change in or effect on (or any condition, event or development involving a prospective change in or effect on) the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities or privileges, whether contractual or otherwise, of a Person and its Affiliates which is materially adverse to the business of that Person and its Affiliates.

“Material Contracts” shall mean any Contract to which Seller is a party or under which Seller is bound that (a) provides for the expenditure of $[***] or more during any twelve month period; or (b) has a term of six months or more and cannot be cancelled on notice of 90 days or less, in each case as identified in Schedule 3.7.1(a).

“Nova Agreement” shall collectively mean the: [***].

“Order” shall mean any order, writ, injunction, judgment, decree, ruling, assessment, settlement, determination, or arbitration award of any Governmental Authority or arbitrator.

“Party” or “Parties” shall have the meaning given to them in the Preamble to this Agreement.

“Permit” shall mean any approval, consent, waiver, exemption, variance, franchise, order, judgment, decree, permit, authorization, right, registration, tariff, rate, certification, plan or license of, with or from a Governmental Authority.

“Permitted Liens” shall mean: (a) (i) Liens for Taxes not yet due and payable or (ii) Liens for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (b) inchoate or statutory Liens (including construction, materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) arising in the ordinary course of business securing payments provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets and in respect of which adequate holdbacks are being maintained as required by Applicable Law; (c) as of any time prior to the Closing hereunder, any Liens that are discharged in full before or at the Closing; (d) Liens related to zoning, building, development, subdivision and other generally applicable bylaws, ordinances or land use restrictions existing as of the date of this Agreement that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of the Project; (e) Liens registered against title to the Leased Real Property at Closing that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of the Project; (f) such other Liens, imperfections in title, easements, restrictions, licenses, covenants, leases, and other matters of a similar nature that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the development, use or value of the Project; (g) Liens created by this Agreement; (h) Liens arising under any Contracts related to the Project, the Project Real Property Leases, or any Project Permit that have been disclosed to Buyer in writing; (i) mineral rights, sub-surface easements, rights-of-way, restrictions, reservations, leases, including oil and gas leases, and other similar sub-surface encumbrances and exceptions to title existing as of the date of this Agreement which are not, individually or in the aggregate, of such a nature as to materially adversely affect the use of the Project; and (j) Liens, instruments and interests generally implied or provided for by the applicable land titles statutes that need not be registered against the title to the fee simple property (including exceptions to indefeasibility of title provided for in applicable land titles statutes and any subsisting reservations, limitations, provisions and conditions contained in any original grants from the Crown of any land or interests therein), provided that no Lien shall be a “Permitted Lien” if it arose as a result of a breach of Seller’s (or any of Seller’s predecessor’s) obligations.

“Person” shall mean any natural person, corporation, company, voluntary association, limited liability company, partnership, firm, association, joint venture, trust, unincorporated organization, Governmental Authority, or any other entity whether acting in an individual, fiduciary or other capacity.

“Post-Closing Consents” means each of the consents marked and designated as a “Post-Closing Consent” in Schedule 3.12.

“Post-Closing Notices” means each of the notices marked and designated as a “Post-Closing Notice” in Schedule 3.12.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, claim for refund, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or any other Person.

“Project” shall have the meaning given to it in the preamble to this Agreement.

“Project Assets” shall mean all right, title, interest and estate of Seller in and to all assets, property, undertaking, rights and entitlements relating to the Contracts, the Project Real Property Leases, the Leased Real Property, the Project Permits and the Reports, the refundable Generating Unit Owners Contribution payment, in the amount of $[***], including as more specifically set forth in Schedule 3.5.1(a) to this Agreement.

“Project Permits” shall have the meaning given to it in Section 3.9.

“Project Real Property Leases” shall mean the leases and any amendments, extensions and restatements thereof, pursuant to which Seller uses or occupies the Leased Real Property, as identified in Schedule 3.8.

“Purchase and Sale” shall have the meaning given to it in Section 2.1.

“Purchase Price” shall have the meaning given to it in Section 2.20.

“Release” has the meaning prescribed in any Environmental Law and includes any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, escape, leaching, spraying, burial, abandonment, incineration, seepage, placement, introduction, or migration on or into the Environment or into or out of any property.

“Reports” shall mean all reports, proposals, memorandums, assessments, studies, technical notes, designs, layouts, plans, cost assessments, EPCs, specifications and other information (including those of a technical, geotechnical, engineering, design, Environmental, solar or construction related nature or otherwise) received from third party consultants or other arm’s length parties relating to the Project.

“Rights Held in Trust” shall have the meaning given to it in Section 6.1.1.

“Seller” shall have the meaning given to it in the Preamble to this Agreement.

“Seller Indemnified Party” shall have the meaning given to it in Section 7.3.

“Seller Limit of Liability” shall have the meaning given to it in Section 7.5.2.

“Seller’s Knowledge” shall mean the knowledge of the current directors and officers of Seller (provided that such directors and officers of Seller shall have no personal liability therefore) and the knowledge that such Persons would have gained after having made reasonable inquiries regarding the relevant subject matter.

“Specific Conveyances” means all conveyances, assignments, transfers, novations, directions to pay, transfers of caveats, notices and other documents or instruments that are reasonably required or desirable, in accordance with normal energy industry practices, to convey, assign and transfer the Project Assets to Buyer and to novate Buyer into the Contracts in the place and stead of Seller with respect to the Project Assets.

“Survival Period” shall have the meaning given to it in Section 7.1.

“Tax” or “Taxes” shall mean any Canadian federal, provincial, foreign, or local gross income, net income, estimated, gross receipts, ad valorem, license, payroll, employment, unemployment, disability, social security, excise, severance, stamp, occupation, premium, windfall profit, environmental, carbon, fuel, customs, duty, capital stock, franchise, profit, withholding, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, impost, levy, assessment, charge, fee or duty of any kind whatsoever that is payable to a Governmental Authority that is responsible for the administration and collection of tax, including any interest, penalty, addition to tax or additional amounts with respect thereto, whether disputed or not.

“Tax Act” shall mean the Income Tax Act (Canada) and all regulations promulgated thereunder, each as amended.

“Transaction Documents” shall mean this Agreement and the Ancillary Documents.

“Unassigned Right” means any right, title or interest in a Project Asset that is subject to a Post- Closing Consent.

ARTICLE 2.

PURCHASE AND SALE; CLOSING

2.1          Purchase and Sale.

Subject to Section 2.9, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, all of the right, title and interest in the Project Assets free and clear of all Liens other than Permitted Liens (collectively, the “Purchase and Sale”).

2.2          Payment of Purchase Price.

In full consideration for the sale, assignment, transfer, conveyance and delivery of the Project Assets and the assumption by the Buyer of the Assumed Liabilities, on the Closing Date, Buyer (or an Affiliate of Buyer) shall pay to the Seller the sum of [***] (CAD$[***]) (inclusive of applicable taxes) (the “Purchase Price”). The Parties acknowledge the payment of the Deposit by Buyer to Seller prior to entering into this Agreement, which is a deduction against the Purchase Price.

2.3          Payments.

All payments required to be made pursuant to this Section 2.3 shall be made in immediately available funds by wire transfer to the bank account designated in writing by Seller at least three Business Day prior to such payment. For clarity, the account designated by Seller may be the bank account of Seller’s counsel.

2.4          Closing.

The closing of the Purchase and Sale (the “Closing”) shall take place virtually via the electronic exchange of the Transaction Documents and signatures and other deliverables identified in Section 2.5 and Section 2.6, and the Parties may separately agree in writing to effect Closing in escrow pending confirmation of the completion of all steps contemplated for Closing hereunder, including the delivery of applicable Transaction Documents at or prior to the Closing Date. The Parties shall execute and deliver all other documents, and take all other actions, necessary or appropriate to consummate the transactions contemplated by the Transaction Documents. Notwithstanding the foregoing, the Parties acknowledge and agree that the Closing will be deemed to have occurred effective as of the Effective Time.

2.5          Buyer Deliverables at Closing.

At Closing, Buyer shall deliver the following to Seller, or its counsel as Seller directs:

2.5.1        a copy of such resolutions of the directors of Buyer as may be required in order to authorize the execution, delivery and performance of this Agreement and the agreements ancillary hereto, as applicable, by Buyer;

2.5.2        a certificate of status, compliance, good standing or like certificate with respect to Buyer issued by the appropriate government official of the jurisdiction of its formation and of each jurisdiction in which the Buyer carries on business;

2.5.3        the Purchase Price referred to in Section 2.2, less the Deposit;

2.5.4        the Assignment and Assumption Agreements, signed by Buyer;

2.5.5        the DCA, signed by Buyer;

2.5.6        the Closing Escrow Agreement, duly executed by Buyer;

2.5.7        a duly executed certificate of Buyer confirming (a) self-assessment of GST pursuant to and in accordance with Section 2.7.2; (b) the amount of GST Buyer will self-assess; and (c) the reasonability of such self-assessment, a form of which is attached hereto as Schedule 2.5.7; and

2.5.8        all other documents required to be entered into or delivered by Buyer at Closing pursuant to the terms of this Agreement.

2.6          Seller Deliverables at Closing.

At Closing, Seller shall deliver the following to Buyer, or its counsel as Buyer directs:

2.6.1        a copy of such resolutions of the directors of Seller as may be required in order to authorize the execution, delivery and performance of this Agreement and the agreements ancillary hereto, as applicable, by Seller;

2.6.2        a certificate of status, compliance, good standing or like certificate with respect to Seller issued by the appropriate government official of the jurisdiction of its formation and of each jurisdiction in which the Seller carries on business;

2.6.3        possession of the Project Assets, free and clear of all Liens other than Permitted Liens;

2.6.4        releases and registerable discharges, or no interest letters, in respect of all registered security interests encumbering the interest of Seller in the Project Assets or any of them, if any;

2.6.5        the Assignment and Assumption Agreement, signed by KEC, and all other necessary deeds, conveyances, assurances, transfers, assignments and any other instruments necessary to transfer and assign the Project Assets to Buyer with a good title and interest, free and clear of all Liens other than Permitted Liens, excluding any of the foregoing to the extent that the transfer and assignment of such specific Project Asset is the subject of a Post-Closing Consent;

2.6.6        the Specific Conveyances, including a transfer of caveat in respect of the Project Real Property Leases in the form required by the Alberta Land Titles Registrar under Applicable Law signed by Seller;

2.6.7        the DCA, signed by Seller;

2.6.8        a receipt for payment of the Purchase Price;

2.6.9        the Closing Escrow Agreement, duly executed by Seller and KEC; and

2.6.10        all other documents required to be entered into or delivered by Seller at Closing pursuant to the terms of this Agreement, except for the Post-Closing Consents.

2.7          GST.

2.7.1        Notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that: (a) the Purchase Price will be subject to GST; and (b) Seller will collect and remit, or Buyer will self-assess, GST in respect of the Project Assets in accordance with the provisions of this Section 2.7.

2.7.2        Buyer will self-assess and duly and timely account for and remit GST pursuant to paragraphs 221(2)(b) and subsection 228(4) of the Excise Tax Act (Canada) in respect of the portion of the Purchase Price that is allocated to the Project Real Property Leases under Section 2.8, and upon delivery by Buyer of that certificate referenced in Section 2.5.7, Seller will not charge or collect GST in respect of such portion of the Purchase Price and Seller will be relieved of all liability for GST, penalties, interest and Losses in respect of the portion of the Purchase Price allocated to the Project Real Property Leases or which may be imposed by a Governmental Authority in respect of the Project Real Property Leases.

2.7.3        Buyer will pay GST to Seller in respect of the portion of the Purchase Price that is not allocated to the Project Real Property Leases, and Seller will duly and timely account for and remit such GST in accordance with the Excise Tax Act (Canada), and Buyer will be relieved of all liability for GST in respect of the portion of the Purchase Price that is not allocated to the Project Real Property Leases in accordance with Section 2.8 to the extent that such amounts have been paid to Seller on account of GST.

2.7.4        Buyer and Seller agree to retain documentation supporting GST allocations, including: (a) the Buyer’s self-assessment certificate for GST under Section 2.7.1; (b) Seller’s proof of remittance for the GST collected on non-real property assets; and; (c) the allocation schedule set forth in Schedule 2.8, detailing taxable and non-taxable components. Both Parties shall maintain these records for a period of seven years post-Closing, and make them available to tax authorities upon request.

2.8          Allocation of Purchase Price.

Buyer and Seller agree to allocate the Purchase Price among the Project Assets in accordance with the allocation set forth in Schedule 2.8 for all purposes, including Tax and financial accounting, and to not take any filing position inconsistent with such allocation.

2.9          Assumed Liabilities.

2.9.1        From and after Closing, Buyer agrees to assume, accept, discharge, perform, be liable for and fulfill the following obligations, liabilities, and responsibilities relating to the Project Assets (collectively, the “Assumed Liabilities”) and shall indemnify, defend and hold harmless Seller and each of Seller Indemnified Party from and against any and all Assumed Liabilities:

(a)     all Losses, Liabilities, debts, obligations, commitments and claims (other than the Environmental Liabilities), whether direct or indirect, known or unknown, present or future, absolute, accrued or contingent, arising out of or in respect of the Project Assets which are incurred, accrued or relating to the period on or after the Effective Time;

(b)        all Environmental Liabilities, whether occurring or accruing on or after the Effective Time; and

(c)        any other obligations or liabilities expressly assumed by Buyer under this Agreement,

provided that all Losses, Liabilities, debts, obligations, commitments and claims which are existing prior to the Effective Time shall not be assumed by Buyer.

Buyer and its Affiliates hereby waive, and acknowledge and agree that none of them shall exercise, any right or remedy against any of the Seller Indemnified Parties in respect of any Environmental Liabilities relating to the Project Assets that Buyer or any of its Affiliates may otherwise have under any Applicable Law (including strict liability and rights to contribution and cost recovery under Environmental Law), including any right to name any of the Seller Indemnified Parties as a third party under any action commenced or enforcement proceeding by or against Seller or any of its Affiliates and Buyer and its Affiliates hereby release each of the Seller Indemnified Parties from any and all Proceedings whatsoever Buyer or any of its Affiliates may have against any of the Seller Indemnified Parties with respect to any and all Environmental Liabilities relating to the Project Assets.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows. Such representations and warranties are made as of the Closing Date, unless otherwise specified.

3.1          Seller Organization.

Seller (a) has been duly formed, is validly existing and is in good standing under its jurisdiction of formation, (b) has been duly qualified to do business in and is in good standing in all jurisdictions in which its properties (or the character of its business) requires such qualification, and (c) has full power, capacity and authority to own its property, including the Project Assets, and to carry on its business in each jurisdiction where it operates.

3.2          Authority.

Seller has the requisite power and authority to execute and deliver the Transaction Documents to which Seller is or will be a party, to consummate each of the transactions contemplated thereunder, and to perform fully its obligations thereunder.

3.3          Binding Effect.

Seller has taken all necessary company action to authorize, effect and approve the transactions set forth in Transaction Documents. The Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and each of them constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (regardless of whether considered in a Proceeding at law or in equity); or (b) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

3.4          No Violations.

Subject to receipt of all Post-Closing Consents, Seller’s execution and delivery of the Transaction Documents to which Seller is or will be a party, together with the consummation and performance of each of its obligations thereunder:

3.4.1        do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach of, default under or a violation of, or conflict with, or allow any other Person to exercise any rights under any of the terms or provisions of, its constating documents or by-laws, or any Material Contracts or Project Permits;

3.4.2        will not, under any Contract or Project Permit, conflict with, violate or constitute a default under, or impose or create any Lien, acceleration of remedies, any buy-out right or any rights of first offer or refusal, or give rise to any right of termination (partial or complete), cancellation, imposition of fees or penalties; and

3.4.3         will not constitute a default under, materially conflict with or violate any Applicable Law or Order applicable to Seller, the Project or any of the Project Assets.

3.5          Project Assets.

3.5.1         Schedule 3.5.1(a) contains a true, correct and complete list of the Project Assets. Seller has good and marketable title to, and is the sole legal and beneficial owner of, the Project Assets free and clear of any Liens other than Permitted Liens.

3.5.2          The Project Assets constitute all the assets, property and undertakings currently owned, used or held by Seller in connection with the Project.

3.5.3          Except pursuant to this Agreement, Seller has not granted to any Person any right or entitlement (whether pre-emptive or contingent), or any option, warrant, right or privilege capable of becoming such, for the purchase, transfer, sale or acquisition of any of the Project Assets.

3.6          Condition of Project Assets.

3.6.1          The Project Assets are in good working order, free of any material defect and are adequate and suitable for the uses to which they are being put or will be put, normal wear and tear excepted. None of the Project Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not significant in nature or cost.

3.6.2          All Project Assets have been operated and maintained in a skillful manner consistent with sound industry practice in accordance with Applicable Laws and all current inspection certificates necessary to operate such Project Assets have been obtained.

3.7          Material Contracts.

3.7.1          Schedule 3.7.1(a) contains a true, correct and complete list of all Material Contracts. With respect to such Material Contracts:

(a)           Complete copies of each Material Contract and any amendments and supplements thereto have been provided to Buyer.

(b)          Each Material Contract has been duly authorized, executed, and delivered by Seller, and each Material Contract constitutes a legal, valid, binding and enforceable agreement of Seller and, to Seller’s Knowledge, the respective counterparties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles).

(c)        Subject to Applicable Laws, each Material Contract is in good standing and Seller has performed all of the obligations required to be performed by it prior to the Closing Date and is entitled to all benefits under any Material Contract.

(d)          Except as set forth on Schedule 3.7.1(d):

(i)          no waiver, indulgence or postponement of the obligations of any other party to any Material Contract has been granted by Seller;

(ii)         to Seller’s knowledge, there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under any Material Contract; and

(iii)          to Seller’s Knowledge, no breaches or defaults of any parties to the Material Contracts have occurred or are continuing thereunder.

(e)          The Material Contracts and the Project Real Property Leases are the only Contracts to which Seller is a party in connection with the Project.

3.8          Project Real Property Leases.

3.8.1         Seller has provided correct and complete copies of the Project Real Property Leases to Buyer. Schedule 3.8 identifies the Project Real Property Leases setting out: (i) the names of the other Persons party to the Project Real Property Leases; (ii) a description of the lands (by municipal address and/or legal description) comprising the Leased Real Property, (iii) the term of the Project Real Property Leases; (iv) any rights of renewal; and (v) the rental payments and other amounts payable under the Project Real Property Leases, as applicable. Seller has a legal and beneficial interest in the Project Real Property Leases and the Project Real Property Leases are in good standing. The Leased Real Property and the Project Real Property Leases represent all of the land rights necessary to carry out the Project as currently contemplated.

3.8.2          With respect to each of the Project Real Property Leases: (i) Seller is exclusively entitled to all rights and benefits as tenant; (ii) all payments, rents and additional rents or amounts which are due and owing by Seller up to and including the Closing Date have or will have been paid; (iii) except as disclosed in Schedule 3.8, no waiver, indulgence or postponement of the obligations of the tenant or grantee (as applicable) has been granted by the landlord or grantor (as applicable); (iv) Seller has not sublet, assigned or otherwise conveyed any rights in the Leased Real Property or in the Project Real Property Leases to any Person; (v) Seller has not been, and is not currently in breach of any Applicable Laws, covenants, restrictions or official plans pertaining to the Leased Real Property; (v) there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become an event of default under the Project Real Property Leases; (vi) Seller has performed all covenants and obligations required by it; and (vii) all of the covenants to be performed by any other party under the Project Real Property Leases have been fully performed.

3.9          Permits.

3.9.1          Schedule 3.9.1 contains a true, correct and complete list of the Permits relating to the Project (the “Project Permits”), and the Project Permits are the only Permits and authorizations that are held, or that have been submitted for approval with or from any Governmental Authority, by Seller in connection with the Project. Complete copies of each Project Permit have been provided to Buyer. Subject to the terms of the Closing Escrow Agreement, the Seller has the right to transfer the Project Permits to Buyer.

3.9.2          Except as set forth in Schedule 3.9.2, Seller is in material compliance with all terms, conditions and expectations of each such Project Permit and, no act, condition or event has occurred which would constitute a default or breach under any such Project Permit, or which would permit (whether immediately or with the giving of notice or the lapse of time or both) the Governmental Authority or Person issuing or granting such Project Permit to terminate or vary adversely the terms, conditions or expectations of, or exercise any right or remedy under, or impose any penalty with respect to, any such Project Permit.

3.10          Reports.

Schedule 3.10 and Schedule 3.15.2 collectively contain a true, correct and complete list of the Reports. Complete copies of each Report and any amendments or supplements thereto have been provided to Buyer.

3.11          Taxes.

3.11.1         There is no Proceeding now pending or, to Seller’s Knowledge, threatened or proposed in writing with respect to the Project Assets in respect of any Taxes. There are no Liens for Taxes on any of the Project Assets.

3.11.2          Seller is a registrant for the purposes of the Excise Tax Act (Canada) and its registration number is [***].

3.11.3          Seller is not a “non-resident” within the meaning of the Tax Act.

3.11.4         As of the Closing Date and provided Buyer has made full payment of the Purchase Price, Seller has / shall have complied with all GST and withholding tax obligations under Applicable Laws related to the Project Assets. The Seller has no outstanding tax liabilities or obligations that could result in reassessments or penalties impacting the Buyer or for which Buyer might otherwise become responsible.

3.12          Consents and Approvals.

Except for the Post-Closing Consents, Seller is not required to give any notice to or obtain any consent, approval, permission, order or authorization of or registration, declaration or filing with or exemption from any Governmental Authority or any other Person in connection with the execution and delivery of Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, except: (a) as would not prevent or materially delay or impair the ability of Seller to consummate the transactions contemplated by the Transaction Documents and its failure to be obtained would not materially and adversely impair, the use, operation or value of the Project Assets; (b) as may be required as a result of any facts or circumstances relating solely to Buyer; or (c) in relation to the Ancillary Documents.

3.13          Compliance with Law.

3.13.1          Seller has complied with Applicable Laws, including Environmental Laws, related to the Project and the Project Assets and the Project Permits.

3.13.2          Neither Seller nor any of its directors, officers, employees or representatives acting on behalf of Seller, has, in relation to the Project: (i) made any unlawful contribution, gift, entertainment or expense relating to political activity; (ii) made any unlawful payment from corporate funds to any Governmental Authority official, or anyone else acting in an official capacity, in violation of any Anti-Corruption Laws; (iii) violated or is in violation of any Anti-Corruption Laws; or (iv) employed any government or political official of any country to act in connection with the Project.

3.13.3          The Project has been conducted in compliance with all Anti-Money Laundering Laws.

3.13.4         No Proceeding by or before any Governmental Authority or any arbitrator involving: (i) the Seller with respect to the Anti-Money Laundering Laws; or (ii) the Project with respect to Anti-Corruption Laws, is in progress, pending or, to Seller’s Knowledge, threatened.

3.13.5       Seller has, and is in compliance with, all the Project Permits required for the development and the operation of the Project pursuant to applicable export controls or economic sanctions laws. Within the past five years, Seller has not made any voluntary disclosure to any Governmental Authority under economic sanctions laws, freezing of assets laws or export control laws and, to Seller’s Knowledge, Seller has not been the subject of any investigation or inquiry by a Governmental Authority regarding its compliance with any such laws and nor has it been assessed any fine or penalty in regard to such compliance.

3.14          Proceedings; Orders; Litigation.

Except as set forth on Schedule 3.14, there are no Proceedings by any Person pending before any Governmental Authority, or, to Seller’s Knowledge, threatened against, or adversely affecting Seller or the Project or any of the Project Assets, and to Seller’s Knowledge, there is no valid basis or grounds for any such Proceeding, nor has Seller settled any Proceeding prior to being prosecuted in respect thereof.

3.15          Environmental Matters.

3.15.1         The ownership, use and maintenance of the Project and the Project Assets have been carried on and are in compliance in all material respects with all Environmental Laws and Seller has complied with all applicable reporting and monitoring requirements under all Environmental Laws. No Proceeding is pending before a Governmental Authority, or, to Seller’s Knowledge, threatened in respect of non-compliance with Environmental Laws or any Release of Hazardous Substances in relation to the Project or the Project Assets and, to Seller’s Knowledge, there is no basis for any such Proceeding.

3.15.2           Schedule 3.15.2 lists all environmental studies and reports prepared for Seller in respect of the Project (the “Environmental Reports”), and Seller has made available to Buyer complete copies of each Environmental Report.

3.15.3        There have not been any material Releases of Hazardous Substances for which Seller is responsible that requires remedial action pursuant to any Environmental Laws. Seller has not used any of the Project Assets to produce, generate, store, handle, transport or dispose of any Hazardous Substances.

3.16          Brokers or Finders.

Seller has not incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee, agent’s commission, or other similar payment in connection with the transactions contemplated by the Transaction Documents for which Buyer or any of its Affiliates will be liable.

3.17          Disclosure.

No representation or warranty contained in this Article 3 or other disclosure document provided, or to be provided, to Buyer in connection with any of the Transaction Documents and related transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained in this Agreement not misleading in light of the circumstances in which they were made. Seller has no knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) that may significantly adversely affect the Project, condition of the Project Assets, the Project Assets or the Liabilities of Seller that has not been described in this Agreement.

No Other Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, THE PROJECT ASSETS ARE BEING SOLD HEREUNDER ON AN “AS IS”, “WHERE IS” BASIS. SELLER PROVIDES NO OTHER REPRESENTATIONS OR WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, OR ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS, FORECASTS OR FORWARD LOOKING STATEMENTS OF ANY KIND OR NATURE WHATSOEVER RELATING TO THE PROJECT ASSETS.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows. Such representations and warranties are made as of the Closing Date, unless otherwise specified.

4.1          Organization.

Buyer (a) has been duly formed, is validly existing and is in good standing under its jurisdiction of formation, and (b) has been duly qualified to do business in and is in good standing in all jurisdictions in which its properties (or the character of its business) requires such qualification.

4.2          Authority.

Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will be a party, and to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

4.3          Binding Effect.

Buyer has taken all necessary corporate action to authorize, effect and approve the transactions set forth in the Transaction Documents. The Transaction Documents to which it is or will be a party have been duly executed and delivered by Buyer and constitute a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (regardless of whether considered in a Proceeding at law or in equity); or (b) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.4          No Violations.

Buyer’s execution and delivery of the Transaction Documents to which Buyer is or will be a party, together with the consummation and performance of its obligations hereunder and thereunder:

4.4.1        do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) require any consent or approval under, result in a breach of, default under or a violation of, or conflict with, or allow any other Person to exercise any rights under any of the terms or provisions of, its constating documents or by-laws, or any material contracts or instruments to which it is a party other than those consents or approvals which have been obtained by Buyer on or prior to Closing; and

4.4.2          will not result in the violation of any Applicable Law.

4.5          Proceedings Orders; Litigation.

There are no Proceedings, at Applicable Law or in equity, by any Person pending, or, to Buyer’s knowledge, threatened against, or adversely affecting Buyer that relates to or challenges the legality, validity or enforceability of this Agreement or that (individually or in the aggregate) reasonably could be expected to impair the ability or obligation of Buyer to perform fully on a timely basis its obligations under the Transaction Agreements, and to Buyer’s knowledge, there is no valid basis or grounds for any such Proceeding, nor has Buyer settled any Proceeding prior to being prosecuted in respect thereof.

4.6          Compliance with Laws.

Neither Buyer nor, to the knowledge of Buyer, any director, officer, agent, employee or other Person authorized by it or any of its Affiliates to act on its behalf has (a) directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, directly or indirectly, (c) violated or is in violation of any applicable provision of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), or any other similar applicable anti-corruption or anti-money laundering law of any jurisdiction; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, in each case related to this Agreement or the transactions contemplated herein.

4.7          Consents and Waivers.

No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration (other than applicable foreign ownership of land declarations), qualification or registration with, any Governmental Authority or any other Person is required to be obtained by Buyer in connection with the execution and delivery of the Transaction Agreements to which Buyer is a party or the consummation of the transactions contemplated thereunder.

4.8          Buyer’s Financing.

Buyer has all funds on hand or irrevocable committed financing in place, necessary to pay or cause to be paid the Purchase Price. No funds to be paid to Seller have derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under Applicable Laws respecting anti-money laundering.

4.9          GST.

Buyer is currently in the process of registering for the purposes of the Excise Tax Act (Canada).

Brokers or Finders.

Buyer has not incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee, agent’s commission, or other similar payment in connection with the transactions contemplated by the Transaction Documents for which Seller or any of its Affiliates will be liable.

ARTICLE 5.
MAINTENANCE OF THE PROJECT ASSETS

5.1          Maintenance of the Project Assets Prior to Closing.

5.1.1          From the Closing Date until such time as all of the Post-Closing Consents are received and the Seller is recognized as the legal and beneficial owner of the Project Assets, subject to the terms of the Closing Escrow Agreement, Seller shall, to the extent that the nature of its interest permits, and subject to Applicable Laws, the Contracts, the Project Permits, the Project Real Property Leases, the Leased Real Property and the other agreements and documents to which the Project Assets are subject:

(a)        operate and maintain the Project Assets in a proper and prudent manner in accordance with good energy industry practices and in material compliance with all Applicable Law;

(b)         pay or cause to be paid all costs and expenses relating to the Project Assets which become due from the Closing Date;

(c)       perform and comply with all covenants and conditions contained in the Contracts, the Project Permits and the other agreements and documents to which the Project Assets are subject; and

(d)         provide Buyer on a timely basis with copies of all operations notices, AFEs, requests for consents and similar notices received by Seller.

5.2          Consent of Buyer.

5.2.1          Notwithstanding Section 5.1, from the Closing Date until such time as all of the Post-Closing Consents are received and the Seller is recognized as the legal and beneficial owner of the Project Assets, and subject to the terms of the Closing Escrow Agreement, Seller shall not, without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed by Buyer:

(a)          make any commitment or propose, initiate or authorize any capital expenditure with respect to the Project Assets of which Seller’s share is in excess of $[***], except in case of an emergency;

(b)          surrender or abandon any of the Project Assets;

(c)          amend or terminate any Material Contract or enter into any material new agreement relating to the Project Assets; or

(d)          sell, encumber or otherwise dispose of any of the Project Assets.

5.3          Specific Conveyances.

5.3.1          Seller shall prepare the Specific Conveyances at its cost and as required in accordance with Applicable Law. None of the Specific Conveyances shall confer or impose upon a Party any greater rights or obligations than contemplated in this Agreement. The Specific Conveyances shall be prepared and circulated to Buyer prior to the Closing Date and shall be executed and delivered by the Parties at Closing. Buyer shall bear all costs to register the Specific Conveyances. If Seller has not prepared, executed and delivered at Closing all of the Specific Conveyances, and if Closing occurs, Seller shall use all reasonable efforts to forthwith following the Closing Date, complete, execute and deliver all remaining Specific Conveyances.

ARTICLE 6.
POST-CLOSING COVENANTS

6.1          Post-Closing Notices and Consents.

6.1.1          In order that Buyer or its assignee may realize the full benefit of the Project Assets, Seller will (a) deliver all Post-Closing Notices to the applicable Governmental Authority, or applicable counter parties to any Material Contracts, promptly following Closing; (b) use reasonable commercial efforts to seek and obtain the Post-Closing Consents from the applicable Persons as soon as reasonably practical following the Closing Date; and (c) use all reasonable efforts to enforce any rights of Seller against KEC pursuant to the KEC-MVA PSA to ensure legal and beneficial right, title, interest and estate in and to the Project Assets passes from KEC to Seller in accordance with the terms thereof. In the event Seller fails to fulfil its obligations in this Section 6.1 (including the enforcement of its rights vis-à-vis KEC), in Buyer’s sole discretion acting reasonably, then effective upon written notice from Buyer to Seller, Seller irrevocably constitutes and appoints Buyer as the Seller’s true and lawful attorney in their name and stead to do all acts, matters and things contemplated by this Section 6.1 in the place and stead of the Seller, including the right to do all acts or things necessary to obtain, or cause KEC to obtain, the Post-Closing Consents.

6.1.2         Until the applicable Post-Closing Consent in respect of an Unassigned Right has been obtained, Seller will hold such Unassigned Right as bare trustee in trust for the benefit of and as agent or as directed by for Buyer for no additional consideration if, but only if, such holding in trust would not constitute a violation that would permit the other party or issuer thereof to terminate such Unassigned Right (the “Rights Held in Trust”). In furtherance of this Section 6.1.1:

(a)          Seller will, at the request, expense (except for the expenses to be borne by Seller as set forth above in this Section) and direction of Buyer, and in the name of Seller or otherwise as Buyer may specify, take all lawful action and do or cause to be done all lawful things that are, in the opinion of Buyer, necessary or proper in order that the obligations of Seller may be performed in such a manner that the value of the Rights Held in Trust are preserved and enure to the benefit of Buyer;

(b)           Seller will carry out all reasonable and lawful instructions of Buyer with respect to a Right Held in Trust, all at Buyer’s request and cost (except for the costs to be borne by Seller as set forth above in this Section);

(c)          Buyer will cooperate with Seller in carrying out and complying with all directions or instructions relating to Rights Held in Trust given by Buyer to Seller;

(d)          Buyer will use commercially reasonable to take any and all actions necessary to avoid, eliminate and resolve any and all impediments that may be asserted by any Governmental Authority or counterparty to an Unassigned Right with respect to the Purchase and Sale and to obtain all Post-Closing Consents and to effect all necessary registrations, filings and submissions of information required by any or Governmental Authority relating to the Purchase and Sale as soon as reasonably practicable following Closing, including either: (i) posting security in favour of Seller sufficient to satisfy Seller’s Liabilities under the Nova Agreement; or (ii) posting security in favour of Nova Gas Transmission Ltd. sufficient to obtain the consent of Nova Gas Transmission Ltd. to the transfer of the Nova Agreement from Seller to or as directed by Buyer;

(e)           if Seller receives any notice, invoice, cheque or other communication relating to a Right Held in Trust, Seller will promptly supply a copy of the same (or, in the case of cheques, the original) to Buyer;

(f)           until the consent, approval or waiver to the assignment of each Unassigned Right is obtained, Buyer shall promptly pay all Liabilities, invoices, fees, costs and expenses payable in connection with such Unassigned Right, including all fees payable to Nova Gas Transmission Ltd. pursuant to the Nova Agreement and all rental amounts payable to the landlords under the Project Real Property Leases;

(g)           Seller will promptly pay over to or as directed by Buyer all moneys collected by or paid to Seller in respect of each Right Held in Trust; and

(h)          once the consent, approval or waiver to the assignment of an Unassigned Right is obtained, such Unassigned Right is deemed to be assigned to or as directed by Buyer.

6.1.3          In the case of Rights Held In Trust for a period of greater than ninety (90) days after Closing, the Parties further agree that:

(a)          [***]

6.1.4          Buyer will indemnify and save harmless Seller in respect of any Losses suffered, sustained or incurred by Seller as a result of: (a) Seller exercising any rights relating to a Right Held in Trust in accordance with Buyer’s written instructions; (b) Seller carrying out any written instructions of Buyer relating to a Right Held in Trust; and (c) Buyer’s failure to comply with Section 6.1.2(f), provided that Seller shall will indemnify and save harmless Buyer in respect of any Losses suffered, sustained or incurred by Buyer where proximately caused by Seller’s gross negligence or willful misconduct in acting as a bare trustee pursuant to this Section 6.1.

6.2          Failure to Obtain the Post-Closing Consents.

If, within [***] of the Closing Date, Buyer has not received the consents, approvals, notices, orders, rulings, authorizations, declarations, filings, submissions of information, waivers or exemptions that are necessary or otherwise required to be obtained from any Governmental Authority, including the Alberta Utilities Commission, Alberta Environment and Protected Areas and Alberta Electric System Operator, pursuant to any Applicable Law in connection with construction and operation of the Project.

[***].

6.3          Public Announcements.

6.3.1          Except to the extent provided in Section 6.3.2 and Section 6.3.3, no Party will make any press release or public statement or announcement with respect to this Agreement:

(a)          without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed;

(b)          unless:

(i)        the Party desiring to make the press release or other public announcement is advised by its counsel that the release or announcement is required to comply with any Applicable Laws with which the disclosing Party or any Affiliate of any Party is bound to comply; and

(ii)        that press release or other public announcement does not disclose more information regarding this Agreement or the subject matter hereof than is required to comply with any Applicable Laws with which the disclosing Party or any Affiliate of any Party is bound to comply; and

(iii)       Each Party shall use reasonable efforts to furnish the other Party with the proposed content of all press releases concerning this Agreement with reasonably sufficient time for the other Party to review, comment and provide its consent.

6.3.2          Notwithstanding the foregoing, nothing contained herein or in the Confidentiality Agreement shall prevent a Party from furnishing any information: (i) to any Governmental Authority if required by Applicable Laws; (ii) in accordance with applicable securities laws, including in connection with making SEDAR+ filings, other filings and submissions under all applicable securities laws; (iii) any Governmental Authority if required to obtain any Post-Closing Consents; or (iv) from making an announcement regarding this Agreement or the Transaction to its employees.

6.3.3        The Parties acknowledge that any of them may make press releases concerning the Parties’ entry into this Agreement promptly after Closing; provided that no Party shall disclose the name of the other Party in any such press release or other form of written disclosure without the prior written consent of the other Party.

6.4          Further Assurances and Cooperation.

Upon the reasonable request of any other Party, each Party agrees to execute and deliver, or cause its respective Affiliates to execute and deliver, such further documents and instruments and to take such further actions after the Closing Date as may be necessary and reasonably requested by any other Party: (a) to give effect to the transactions contemplated by this Agreement, and (ii) in the case of Seller, to transfer and assign the Project Assets (including the Material Contracts or the Project Real Property Leases) to Buyer; provided, however, no Party shall be required to take any action that, in the opinion of its counsel, acting reasonably, could constitute a violation of any Applicable Law.

Seller shall provide reasonable assistance to Buyer in resolving any tax inquiries or disputes related to the Project Assets for periods prior to the Effective Time. This includes providing documentation, records, or testimony required to respond to audits or reassessment.

ARTICLE 7.
SURVIVAL; INDEMNIFICATION

7.1          Survival Periods.

No claim (an “Indemnification Claim”) by a Party for indemnification pursuant to this Agreement (other than in respect of Section 2.7) will be made or be enforceable whether by legal Proceedings or otherwise, unless written notice of such Indemnification Claim is given by such Party to the other Party from whom indemnification is sought within the applicable Survival Period. For the purposes of this Agreement, “Survival Period” means:

7.1.1         means a period of [***] following the Closing Date; and

7.1.2        for any Indemnification Claims based on gross negligence, fraud, intentional misrepresentation, willful misconduct of the Parties or breach of a Fundamental Representation, an indefinite period following the Closing Date.

7.2          Indemnification by Seller.

Subject to the limitations set forth in this Article 7, Seller hereby agrees to indemnify and hold harmless Buyer, Buyer’s Affiliates and its and their respective officers, managers, shareholders, members, directors, successors, assigns, employees, representatives and agents (each, a “Buyer Indemnified Party”) from and against, without duplication, any and all Losses suffered or incurred by any Buyer Indemnified Party arising out of, relating to or resulting from: (a) any misrepresentation or breach or inaccuracy of any representations or warranties made by Seller in this Agreement; (b) a failure of Seller to perform or observe in any material respect any of the covenants or agreements to be performed by it under this Agreement; (c) any gross negligence, fraud, intentional misrepresentation or willful misconduct by Seller or any Seller Indemnified Party in connection with the Transaction Documents, the Project Assets or the Purchase and Sale; and (d) all Losses, Liabilities, debts, obligations, commitments and claims related to the Project or the Project Assets and which are existing, accrued or incurred prior to the Effective Time which have not been disclosed to Buyer by Seller in writing prior to the Closing Date.

7.3          Indemnification by Buyer.

Subject to the limitations set forth in this Article 7, Buyer hereby agrees to indemnify and hold harmless Seller, Seller’s Affiliates and its and their respective officers, managers, members, shareholders, directors, successors, assigns, employees, representatives and agents (each, a “Seller Indemnified Party”) from and against, without duplication, any and all Losses suffered or incurred by any Seller Indemnified Party arising out of, relating to or resulting from: (a) any misrepresentation or breach or inaccuracy of any representations and warranties made by Buyer in this Agreement; (b) a failure of Buyer to perform or observe in any material respect any of the covenants or agreements to be performed by it under this Agreement; (c) any gross negligence, fraud, intentional misrepresentation or willful misconduct by Buyer or any Buyer Indemnified Party in connection with the Transaction Documents or the Purchase and Sale; or (d) pursuant to and in accordance with Section 2.7.

7.4          Exclusive Remedy.

Except as otherwise provided in this Article 7, the indemnification obligations of the Parties contained in this Agreement shall be the sole and exclusive remedy of the Parties with respect to any and all claims for Losses arising out of this Agreement. Each Party hereby expressly waives and disclaims, and agrees that it shall not assert, any right, remedy (including the remedy of rescission) or claim in respect of any such breach or Losses based on any cause or form of action whatsoever, except as and to the extent permitted in this Article 7. Nothing in this Section is intended to constitute a waiver or limitation of any rights that either Party may have to assert claims against third parties.

7.5          Limits on Indemnification.

7.5.1          No indemnified Party shall be entitled to make an Indemnification Claim, pursuant to Section 7.2 or Section 7.3, unless written notice of such claim is received by the other Party on or prior to the expiration of any applicable Survival Period describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim.

7.5.2          The aggregate amount of all Losses for which Buyer shall be liable to Seller pursuant to Section 7.3 (excluding Losses accruing pursuant to Section 2.7), shall not exceed an amount equal [***] (the “Buyer Limit of Liability”).

7.5.3          In respect of Losses for which Seller is liable to Buyer pursuant to [***]

7.6          Section 7.2:

(a)            if and to the extent such Losses are attributable to a breach by KEC under the KEC-MVA PSA, or are otherwise attributable to the acts or omissions of KEC, the aggregate amount for which Seller shall be liable to Buyer pursuant to Section 7.2 shall not exceed [***] and in such case Seller shall use all reasonable efforts to recover from KEC all Losses suffered as a result of such breach, act or omission; and

(b)         if and to the extent such Losses are attributable to the acts or omissions of Seller, the aggregate amount for which Seller shall be liable to Buyer pursuant to Section 7.2 shall not exceed [***], provided that the limitations on Seller’s liability in this Section 7.5.2(b) shall not apply in respect of any breach of a Fundamental Representation.

7.6.2          No Party shall be liable in respect of any Indemnification Claim for Losses to the extent such Losses:

(a)        are not a reasonably foreseeable result of, or reasonably attributable to, the applicable facts, matters, circumstances, acts, events, actions or omissions causing or giving rise to such Indemnification Claim; or

(b)        are punitive, aggravated or exemplary damages, provided that the foregoing limitations (including the Survival Period and the Limit of Liability) will not apply in respect of any Indemnification Claim which is based upon gross negligence, fraud, intentional misrepresentation, willful misconduct or a breach of a Fundamental Representation by a Party.

7.7          Materiality.

The Parties acknowledge that certain representations and warranties in Article 3 and Article 4 are qualified by materiality. For the purpose of this Article 7 and for determining whether there has been a breach and the amount of Losses that are the subject matter of a claim for indemnification, each representation and warranty in this Agreement will be read without regard and without giving effect to the words “material”, “materially”, “in all material respects” or other similar qualification contained in such representation or warranty.

ARTICLE 8.
MISCELLANEOUS

8.1          Notices.

All notices and other communications hereunder shall be in writing and shall be given by personal delivery, reputable overnight courier, registered or certified mail, postage prepaid, or email, and shall be deemed delivered on the date of delivery if delivered personally, or by reputable overnight courier, or by registered or certified mail; provided however that notices sent by email must be acknowledged by reply email (at which point in time they shall be deemed delivered). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

To Seller:	[***]
[***]
	Attention:	[***]
	Email:	[***]@mvagroup.ca

To Buyer:	BITDEER ENERGY INC.
[***]
[***]
	Attention:	[***]
	Email:	[***]@bitdeer.com

With a copy to [***]

[***]
	Attention:	[***]
	Email:	[***]
8.2          Expenses.

Except as otherwise provided in this Agreement or any Schedule, each Party shall pay its own costs and expenses incurred by it in connection with the negotiation, execution and delivery of the Transaction Documents and the transactions contemplated hereby, including the fees and expenses of legal counsel, accountants, consultants and advisors employed by the respective Parties in connection with the transactions contemplated by this Agreement.

8.3          Confidentiality.

With respect to the treatment of confidential information, the Parties shall remain subject to that certain Non-Disclosure Agreement, effective as of January 24, 2024, by and between Seller and Buyer (the “Confidentiality Agreement”).

8.4          Governing Law.

This Agreement and all claims or causes of action (whether in contract, in tort or by statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the Province of Alberta, and the federal laws of Canada applicable therein (without giving effect to conflicts of law principles).

8.5          Disputes and Arbitration.

8.5.1          Save as set out in Section 8.5.3, if any controversy, dispute, claim, question or difference arises with respect to this Agreement or any Ancillary Document (a “Dispute”), a Party shall be entitled to deliver to the other Party a written notice (a “Dispute Notice”), which notice shall include detailed particulars describing the nature of the Dispute. Upon receipt of a Dispute Notice, the Parties shall use all reasonable commercial efforts to settle the Dispute and to this end, they shall consult and negotiate with each other in good faith and understanding of their mutual interests to reach a just and equitable solution satisfactory to all Parties.

8.5.2          If the Parties do not reach a mutually acceptable solution to the Dispute pursuant to Section 8.5.1. within a period of ten (10) Business Days following the receipt of a Dispute Notice, then upon written notice by a Party to the other Party, the Dispute shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act (Alberta), based upon the following:

(a)          the arbitration tribunal shall consist of a single arbitrator (the “Arbitrator”), appointed by mutual agreement of the Parties, or in the event of failure to agree within five (5) Business Days following delivery of the written notice to arbitrate, a Party may apply to a judge of the Court of King’s Bench of Alberta to appoint the Arbitrator. The Arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

(b)          the Arbitrator shall be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within thirty (30) Business Days of the submission of the Dispute to arbitration;

(c)         after written notice is given to refer any Dispute to arbitration, the Parties will meet (or convene a conference call) within five (5) Business Days of delivery of the notice and will negotiate in good faith any changes in the arbitration provisions and the rules of arbitration which are herein adopted, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk, failing which, these arbitration provisions shall apply without any changes;

(d)          the arbitration shall take place in Calgary, Alberta under the UNCITRAL Rules;

(e)         the arbitration award shall be given in writing (the “Arbitration Award”) and shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all related matters;

(f)        judgment upon any Arbitration Award may be entered in any court having jurisdiction or application may be made to the court for a judicial recognition of the Arbitration Award or an order of enforcement, as the case may be;

(g)         all Disputes referred to arbitration (including without limitation the scope of the agreement to arbitrate, any statute of limitations, conflict of laws rules, tort claims and interest claims) shall be governed by the substantive law of Alberta and the federal laws of Canada applicable therein;

(h)        the Parties hereby irrevocably waive and exclude the jurisdiction of the Courts under the Arbitration Act (Alberta) to review or consider an Arbitration Award on any grounds;

(i)        no Party shall bring any motion or action for the review of an Arbitration Award by the Courts on any basis, and any such motion or action shall constitute a breach of this Agreement; and

(j)          the Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the Arbitrator, the Parties, their counsel and any Person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

8.5.3          The Parties acknowledge and agree that the provisions of Sections 8.5.1 and 8.5.2 shall not apply in the event of any breach or violation of the provisions of this Agreement which, in the sole opinion of the non-breaching Party, would result in damages which could not adequately be compensated by monetary reward and accordingly require application to the courts of the Province of Alberta for relief by way of restraining order, injunction, decree or otherwise, and each of the Parties irrevocably submits and attorns to the jurisdiction of the courts of the Province of Alberta in respect of any such matters but only for such matters.

8.6          Assignment; Successors.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by a Party without the prior written consent of the other Party and any such assignment without such prior written consent shall be null and void.

8.7          Entire Agreement.

This Agreement (including the Exhibits and Schedules) and the Ancillary Documents constitute the entire agreement of the Parties, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein and therein and no Party has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Ancillary Documents. Unless specifically stated otherwise in any Ancillary Document, if there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Document, the provisions of this Agreement will govern.

8.8          Amendment.

Buyer and Seller may only amend, supplement or modify this Agreement, in such manner as may be agreed upon, by a written instrument duly executed by or on behalf of each Party.

8.9          Severability.

Any provision of this Agreement, which is invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof or rendering that or any other provision of this Agreement invalid, illegal or unenforceable. Upon such determination that any provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.10          Section Headings.

The section headings are for the convenience of the Parties only and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

8.11          Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

8.12          Waiver.

No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

8.13          Time of the Essence.

Time will be of the essence in this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

SELLER:

2519492 ALBERTA LIMITED

By:	/s/Heidi Lindgren (Dyck)
Heidi Lindgren (Dyck)
President

BUYER:

BITDEER ENERGY INC.

By:	/s/Yanyun (Stephanie) Xia
Yanyun (Stephanie) Xia
Director

[Signature Page to the Opal Project Asset Purchase and Sale Agreement]

Schedule 1.1          Description of Project

[***]

Schedule 2.5.7          Form of GST Certificate

[***]

Schedule 2.8          Allocation of Purchase Price

[***]

Schedule 3.5.1(a)          Project Assets

[***]

Schedule 3.7.1(a)          Material Contracts

[***]

Schedule 3.7.1(d)          Exceptions to Material Contracts

[***]

Schedule 3.8          Project Real Property Leases

[***]

Schedule 3.9.1          Project Permits

[***]

Schedule 3.9.2          Exceptions to Project Permits

[***]

Schedule 3.10          Reports

[***]

Schedule 3.12          Consents and Approvals for Closing

[***]

Schedule 3.14          Proceedings, Orders and Litigation

[***]

Schedule 3.15.2          Environmental Reports

[***]

Schedule 3.15.3          Hazardous Substances

[***]

Schedule 6.1.1          Post-Closing Notice and Post-Closing Consents

[***]

Exhibit A          Form of Assignment and Assumption of Project Permits

[***]

Exhibit B          Form of Assignment and Assumption of Material Contracts Project Real Property Leases

[***]